UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 1)



                               Summer Infant, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $.0001 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    865646103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2007
----------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [ ]  Rule 13d-1(b)

          [x] Rule 13d-1(c)

          [ ]  Rule 13d-1(d)

CUSIP No. 865646103
-------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Brian Taylor

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [_]
                                                                        (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

          0

6.   SHARED VOTING POWER

          1,316,790

7.   SOLE DISPOSITIVE POWER

          0

8.   SHARED DISPOSITIVE POWER

          1,316,790

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,316,790

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES                                                         [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.65%

12.  TYPE OF REPORTING PERSON

          IN

--------------------------------------------------------------------------------

CUSIP No. 865646103
-------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Pine River Capital Management L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [_]
                                                                        (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

          0

6.   SHARED VOTING POWER

          1,316,790

7.   SOLE DISPOSITIVE POWER

          0

8.   SHARED DISPOSITIVE POWER

          1,316,790

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,316,790

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES                                                         [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.65%

12.  TYPE OF REPORTING PERSON

          PN

--------------------------------------------------------------------------------

CUSIP No. 865646103
-------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Nisswa Master Fund Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [_]
                                                                        (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

          0

6.   SHARED VOTING POWER

          1,250,590

7.   SOLE DISPOSITIVE POWER

          0

8.   SHARED DISPOSITIVE POWER

          1,250,590

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,250,590

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.25%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          CO

--------------------------------------------------------------------------------

CUSIP No. 865646103
-------------------


Item 1(a).  Name of Issuer:

                 Summer Infant, Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

                 1275 Park East Drive
                 Woonsocket, RI 02895
            --------------------------------------------------------------------


Item 2(a).  Name of Persons Filing:

                 Brian Taylor
                 Pine River Capital Management L.P.
                 Nisswa Master Fund Ltd.
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

                 Brian Taylor
                 Pine River Capital Management L.P.
                 601 Carlson Parkway
                 Suite 330
                 Minnetonka, MN 55305

                 Nisswa Master Fund Ltd.
                 c/o Pine River Capital Management L.P.
                 601 Carlson Parkway
                 Suite 330
                 Minnetonka, MN 55305
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

                 Brian Taylor - United States
                 Pine River Capital Management L.P. - Delaware
                 Nisswa Master Fund Ltd. - Cayman Islands
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

                 Common Stock, $.0001 Par Value
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

                 865646103
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

      (a) [_]    Broker or dealer registered under Section 15 of the Exchange
                 Act.

      (b) [_]    Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

      (d) [_] Investment company registered under Section 8 of the Investment Company Act.

      (e) [_]    An investment adviser in accordance with Rule
                 13d-1(b)(1)(ii)(E);

      (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

      (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

      (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

      (j) [_]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.     Ownership.

                 Provide the following information regarding the aggregate
            number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned:

                 Brian Taylor 1,316,790
                 Pine River Capital Management L.P. 1,316,790
                 Nisswa Master Fund Ltd.  1,250,590
            --------------------------------------------------------------------

      (b)   Percent of class:

                 Brian Taylor  8.65%
                 Pine River Capital Management L.P.  8.65%
                 Nisswa Master Fund Ltd.  8.25%
            --------------------------------------------------------------------

      (c)   Number of shares as to which such person has:

         (i)     Sole power to vote or to direct the vote:

                      Brian Taylor - 0
                      Pine River Capital Management L.P. - 0
                      Nisswa Master Fund Ltd. - 0

         (ii)    Shared power to vote or to direct the vote:

                      Brian Taylor - 1,316,790
                      Pine River Capital Management L.P. - 1,316,790 Nisswa Master Fund Ltd. - 1,250,590

         (iii)   Sole power to dispose or to direct the disposition of:

                      Brian Taylor - 0
                      Pine River Capital Management L.P. - 0
                      Nisswa Master Fund Ltd. - 0

         (iv)    Shared power to dispose or to direct the disposition of

                      Brian Taylor - 1,316,790
                      Pine River Capital Management L.P. - 1,316,790
                      Nisswa Master Fund Ltd. - 1,250,590
            --------------------------------------------------------------------


Item 5.     Ownership of Five Percent or Less of a Class.

                 N/A
            --------------------------------------------------------------------


Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

                 N/A
            --------------------------------------------------------------------


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                 N/A
            --------------------------------------------------------------------


Item 8.     Identification  and  Classification  of Members of the Group.

                 N/A
            --------------------------------------------------------------------


Item 9.     Notice of Dissolution of Group.

                 N/A
            -------------------------------------------------------------------

Item 10.    Certifications.


                 By signing below, each reporting person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



    /s/ Brian Taylor
----------------------------------
        Brian Taylor



PINE RIVER CAPITAL MANAGEMENT L.P.

    /s/ Brian Taylor
----------------------------------
By:     Brian Taylor
Title:  Principal



NISSWA MASTER FUND LTD.

/s/ Brian Taylor
----------------------------------
By:     Brian Taylor
Title:  Director


Date:  February 13, 2008


* The Reporting Persons disclaim beneficial ownership in the common stock reported herein except to the extent of their pecuniary interest therein.

                                                                       EXHIBIT A


                                    AGREEMENT


The undersigned agree that this Schedule 13G dated February 13, 2008 relating to the Common Stock, $.0001 Par Value of Summer Infant, Inc. shall be filed on behalf of the undersigned.



    /s/ Brian Taylor
----------------------------------
        Brian Taylor



PINE RIVER CAPITAL MANAGEMENT L.P.

    /s/ Brian Taylor
----------------------------------
By:     Brian Taylor
Title:  Principal



NISSWA MASTER FUND LTD.

/s/ Brian Taylor
----------------------------------
By:     Brian Taylor
Title:  Director





SK 25686 0004 852667